Exhibit 99.1

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USG CORPORATION REPORTS SECOND QUARTER 2007
NET SALES OF $1.4 BILLION AND NET EARNINGS OF $56 MILLION
     Second Quarter 2007 vs. Second Quarter 2006
▪	Residential housing market declined further, impacting wallboard results

▪	Corporation adjusted operations and staffing levels

▪	Recent L&W acquisitions contributed $155 million to net sales
     CHICAGO, July 24, 2007 — USG Corporation (NYSE:USG), a leading building products company, today reported second quarter 2007 net sales of $1.4 billion and net earnings of $56 million. Diluted earnings per share for the second quarter of 2007 were $0.56 based on 99.3 million average diluted shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.6 billion and net earnings of $176 million, or $3.03 per diluted share based on 58.0 million average diluted shares outstanding.
     The corporation’s consolidated second quarter 2007 results include a pretax restructuring provision of $15 million ($9 million after-tax, or $0.09 per diluted share) related to a salaried workforce reduction program and shutdown of a steel framing manufacturing plant. On an operating segment basis, the allocation of this charge was $12 million for North American Gypsum and $1 million for each of Building Products Distribution, Worldwide Ceilings and Corporate.
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     “The housing market continued to deteriorate in the second quarter, impacting both sales and earnings,” said William C. Foote, Chairman and CEO. “This market is burdened by an excess supply of new and existing unsold homes. The unusually large inventory of unsold homes will depress new construction and put continued pressure on volumes and prices of building materials until the excess inventory is absorbed.
     “The housing recession is entering the second year of what is likely to be a multiyear downturn,” continued Foote. “We took further action during the quarter to adapt our operations to market conditions by eliminating approximately 500 salaried positions. Combined with reductions in hourly jobs, we have eliminated more than 1,100 positions in the last 12 months. The corporation has removed about 2.5 billion square feet of wallboard capacity from operation in the last year and will shut down an additional 350 million square feet of wallboard capacity at Detroit, Michigan, late in the third quarter.
     “Our strategies to build and strengthen the corporation in recent years will serve us well during this downturn,” added Foote. “Investments in state-of the-art wallboard manufacturing capacity enable us to achieve the lowest average delivered cost, nationwide, in the industry, and acquisitions in our Building Products Distribution business are contributing to overall results. We have also invested in our brands, further enhancing our top brand names, such as Sheetrock® Brand gypsum wallboard. Our balance sheet is in great shape, allowing the company to capitalize on value-creating opportunities that sometimes appear in soft market conditions. We are fortunate to have a talented and seasoned management team that has successfully managed through previous downturns.
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     “We remain optimistic about the long-term prospects for our businesses,” Foote explained. “Harvard’s Joint Center for Housing Studies expects household formation from 2005 to 2015 to exceed the net increase in the prior 10 years by almost 16 percent.”
     Net sales for the first half of 2007 were $2.7 billion versus $3.0 billion for the same period in 2006. Net earnings were $97 million, or $1.01 per diluted share based on 95.5 million average diluted shares outstanding, for the first six months of this year. The corporation’s consolidated first six months of 2007 results include the previously mentioned pretax restructuring provision of $15 million ($9 million after-tax, or $0.10 per diluted share). Net earnings of $35 million, or $0.60 per diluted share based on 57.9 million average diluted shares outstanding, were recorded in the first six months of last year.
     Results in the second quarter and first half of 2006 included a $27 million ($17 million after-tax, or $0.10 per diluted share) reversal of a reserve for asbestos-related claims. Second quarter and first six months of 2006 results also included charges for post-petition interest and fees related to pre-petition obligations. These pretax charges for the second quarter and first six months of 2006 were $36 million and $520 million, respectively. The corresponding after-tax amounts for the second quarter and first half of 2006 were $21 million, or $0.36 per diluted share, and $321 million, or $5.54 per diluted share, respectively.
     The effective tax rate for the second quarter of 2007 was 26.7 percent versus 38.2 percent in the second quarter of 2006. The effective tax rate in the second quarter of 2007 benefited primarily from favorable changes in tax rates enacted in certain state jurisdictions.
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Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded net sales of $754 million and operating profit of $42 million in the second quarter of 2007. Net sales of $977 million and operating profit of $267 million were reported in last year’s second quarter.
     United States Gypsum Company recorded second quarter 2007 net sales of $655 million versus net sales of $878 million recorded in the second quarter of 2006. Operating profit was $30 million for the second quarter of 2007, compared with operating profit of $242 million recorded in last year’s second quarter. The decline in sales and operating profit was attributable primarily to lower shipments and lower realized average selling prices for Sheetrock gypsum wallboard. Profits were also reduced by the unfavorable effects on manufacturing costs of lower gypsum wallboard production levels and higher prices for wastepaper, energy and other raw materials.
     Results in the second quarter of 2007 include a $10 million restructuring provision, which is part of the $15 million charge related to the company’s salaried workforce reduction program and shutdown of its steel framing manufacturing plant. Second quarter 2006 operating profit for U.S. Gypsum included the previously mentioned favorable effects of the $27 million pre-tax reversal of a reserve for asbestos claims.
     U.S. Gypsum shipped 2.4 billion square feet of gypsum wallboard during the second quarter of 2007. Second quarter 2007 gypsum wallboard shipments were down 20 percent from the record level of 3.0 billion square feet shipped in last year’s second quarter and up 9 percent versus the first quarter of 2007 due to normal seasonal demand changes. U.S. Gypsum’s plants operated at approximately 82 percent of capacity during the quarter, compared with full capacity for the same
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period a year ago and 75 percent of capacity during the first quarter of 2007. U.S. Gypsum’s average realized selling price for gypsum wallboard was $141.97 per thousand square feet during the second quarter of 2007 compared to $182.65 per thousand square feet in the second quarter of 2006 and $164.12 per thousand square feet in the first quarter of this year.
     Gypsum wallboard prices trended downward during the second quarter, reflecting continued weakness in new residential housing construction and lower industry demand for gypsum wallboard. The company expects continued pressure on gypsum wallboard prices. The company has responded to the lower demand and higher manufacturing costs by continuing to adjust operations to market conditions, including the previously mentioned staffing reduction that occurred late in the second quarter and the shut-down of the Detroit gypsum wallboard line, which is planned for late in the third quarter.
     During the second quarter of 2007, sales for the company’s complementary product lines, which include Sheetrock Brand joint compound, Durock® Brand cement board, Fiberock® Brand gypsum fiber panels and industrial gypsum products, declined versus last year’s second quarter, but fell less than gypsum wallboard sales due to improved pricing. Results for complementary products were negatively impacted by higher Sheetrock joint compound manufacturing costs, particularly the unfavorable effects of lower production levels.
     The gypsum division of Canada-based CGC Inc. reported second quarter 2007 net sales of $79 million, a decline of $12 million, or 13 percent, compared with the same period a year ago. Operating profit was $1 million in the second quarter this year, compared with $14 million reported in last year’s second quarter. The decline in net sales was largely attributable to lower selling prices for Sheetrock gypsum wallboard and lower wallboard shipments, particularly to the United
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States. Operating profit was also affected adversely by higher gypsum wallboard manufacturing costs, especially higher wastepaper and other raw material costs. Results in the second quarter of 2007 include a restructuring provision of $2 million, which is part of the charge related to the company’s salaried workforce reduction program.
     USG Mexico S.A. de C.V., USG’s Mexico-based gypsum business, reported second quarter 2007 net sales of $47 million, up $7 million, or 18 percent, from last year’s second quarter. This improvement in sales was largely attributable to increased sales of complementary products, particularly construction plasters. A construction plasters plant in San Luis purchased in late March 2007 contributed to the improvement. Operating profit declined $1 million to $6 million compared with the same period last year, due largely to higher raw material costs, particularly for natural gas.
Building Products Distribution
     L&W Supply, USG’s building products distribution business, reported second quarter 2007 net sales of $654 million, a decline of $26 million, or 4 percent, versus the second quarter of 2006. Second quarter 2007 net sales reflect lower product volumes and wallboard selling prices resulting from the weak residential construction market. Partially offsetting these results were the impact of recent acquisitions and improved non-residential market opportunity. Overall, gypsum wallboard shipments declined 11 percent, while sales of other products increased 21 percent compared with last year’s second quarter. Acquisitions completed in the past year contributed $155 million to second quarter 2007 net sales, including California Wholesale Material Supply, Inc. (CALPLY),
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which was acquired in late March. Driven by lower product volumes and wallboard prices, same-location net sales for the second quarter of 2007 decreased 27 percent compared with the prior year’s second quarter.
     Operating profit of $45 million in the second quarter of 2007 fell from the record $58 million reported for last year’s second quarter. The weak residential market and resulting decline in wallboard shipments and prices was the primary factor behind the decline in operating profit. Profit margins in most product lines experienced only modest declines as the cost of goods sold fell along with selling prices.
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported second quarter 2007 net sales of $210 million, an increase of $11 million, or 6 percent, compared with the second quarter of 2006. This improvement is largely attributable to an increase in net sales for USG International. Operating profit was $17 million in the quarter, a decline of $9 million compared with the same period a year ago.
     USG Interiors reported second quarter 2007 net sales of $135 million and operating profit of $12 million. This compared with net sales of $137 million and operating profit of $17 million reported in the second quarter of 2006. The decline in net sales was attributable primarily to lower ceiling grid shipments, which were partially offset by higher domestic ceiling tile shipments and improved selling prices for ceiling tile and grid. The decline in operating profit reflects higher manufacturing costs for ceiling grid. Market prices for steel used in the production of ceiling grid
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rose dramatically during the second quarter. Results in the second quarter of 2007 include a restructuring provision of $1 million, which is part of the charge related to the company’s salaried workforce reduction program.
     USG International reported net sales of $71 million for the second quarter of 2007, an increase of $12 million, or 20 percent, compared with the second quarter of 2006. The improvement in net sales was attributable to improved sales in most regions, particularly in Europe, due to increased demand for joint treatment and ceiling grid and in the Middle East due to higher sales of ceiling grid. Latin American sales were also up due to export sales in Latin America from the All Interiors Supply acquisition late last year. The favorable effects of currency translation also contributed to the higher level of net sales in the 2007 period. Operating profit was $2 million for the second quarter of 2007, compared with $5 million for the second quarter of 2006. The decline in operating profit was attributable primarily to lower selling prices due to competitive pressures in Latin America and higher selling and administrative expenses.
     The ceilings division of CGC Inc. reported second quarter 2007 net sales of $15 million and $3 million in operating profit. Net sales were $14 million and operating profit was $4 million for the same period a year ago.
Other Consolidated Information
     Selling and administrative expenses of $99 million for the second quarter of 2007 decreased 4.0 percent from the second quarter of 2006 due primarily to a lower level of accruals for incentive compensation. As a percent of net sales, selling and administrative expenses were 7.0 percent for the second quarter of 2007, up from 6.5 percent for the second quarter of 2006. Selling and
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administrative expenses of $216 million for the first six months of 2007 increased 6.9 percent from the first six months of 2006 due primarily to higher levels of overall compensation and benefits and costs associated with the move to a new corporate office in March 2007. As a percent of net sales, selling and administrative expenses were 8.1 percent for the first six months of 2007, up from 6.6 percent for the corresponding period in 2006.
     Interest expense for the second quarter and first six months of 2007 was $19 million and $63 million, respectively. Six months’ interest expense included a $10 million pretax charge in the first quarter of 2007 to write-off deferred financing fees. Interest expense for the second quarter was down $25 million compared with the first quarter of 2007 due primarily to a lower average level of debt following first quarter repayments of borrowings under the corporation’s credit facility and the absence of the first quarter $10 million charge. Interest expense was $37 million and $523 million in the second quarter and first six months of 2006, respectively. Interest expense in the second quarter and first half of 2006 included post-petition interest and fees of $36 million and $520 million, respectively, related to pre-petition obligations.
     As of June 30, 2007, the corporation had $380 million of cash and cash equivalents on a consolidated basis, compared with $411 million as of March 31, 2007 and $565 million as of December 31, 2006. Total debt amounted to $1.239 billion as of June 30, 2007, the same amount reported at March 21, 2007 and down from $2.504 billion as of December 31, 2006.
     Capital expenditures in the second quarter of 2007 were $113 million compared with $98 million in the corresponding 2006 period. For the first six months of 2007, capital expenditures were $224 million versus $150 million in the first six months of 2006. The increased level of capital spending is associated with strategic investments to modernize and expand gypsum
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wallboard capacity and complementary product lines, including the previously announced gypsum wallboard plant at Washingtonville, Pennsylvania, a new ship that will carry gypsum rock to company wallboard plants along the Eastern seaboard and the conversion of a paper mill to make gypsum liner paper.
     A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s operational results. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 18408349. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available for five days. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 18408349.
     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions, such as price and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; the timing of commencement of operation of new and upgraded manufacturing facilities; loss of one or more major customers; capacity utilization rates; capital markets conditions and the availability of borrowings under our credit agreement; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to payments we made to the asbestos trust; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Net sales	$1,408	$1,573	$2,667	$3,038
Cost of products sold	1,206	1,173	2,253	2,281

Gross profit	202	400	414	757
Selling and administrative expenses	99	103	216	202
Provision for restructuring	15	—	15	—
Reversal of asbestos claims reserve	—	(27)	—	(27)
Chapter 11 reorganization expenses	—	6	—	8

Operating profit	88	318	183	574
Interest expense	19	37	63	523
Interest income	(5)	(4)	(13)	(7)
Other (income) expense, net	(2)	—	(2)	—

Earnings before income taxes	76	285	135	58
Income taxes	20	109	38	23

Net earnings	56	176	97	35

Earnings per common share:
Basic	0.56	3.03	1.01	0.60
Diluted	0.56	3.03	1.01	0.60

Average common shares*	98,933,442	57,940,444	95,154,810	57,830,385
Average diluted common shares*	99,285,127	58,036,034	95,475,012	57,933,191

Other Information:
Depreciation, depletion and amortization	39	33	87	66
Capital expenditures	113	98	224	150

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”
Average common shares and average diluted common shares outstanding for the 2007 periods reflect the impact of the March 2007 equity offering.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Net Sales:

North American Gypsum:
United States Gypsum Company	$655	$878	$1,316	$1,712
CGC Inc. (gypsum)	79	91	156	177
USG Mexico, S.A. de C.V.	47	40	90	83
Other subsidiaries*	22	24	39	45
Eliminations	(49)	(56)	(90)	(109)

Total	754	977	1,511	1,908

Building Products Distribution:
L&W Supply Corporation	654	680	1,158	1,284

Worldwide Ceilings:
USG Interiors, Inc.	135	137	260	264
USG International	71	59	140	113
CGC Inc. (ceilings)	15	14	30	30
Eliminations	(11)	(11)	(23)	(22)

Total	210	199	407	385

Eliminations	(210)	(283)	(409)	(539)

Total USG Corporation	1,408	1,573	2,667	3,038

Operating Profit:

North American Gypsum:
United States Gypsum Company	30	242	111	431
CGC Inc. (gypsum)	1	14	7	26
USG Mexico, S.A. de C.V.	6	7	13	15
Other subsidiaries*	5	4	4	6

Total	42	267	135	478

Building Products Distribution:
L&W Supply Corporation	45	58	71	111

Worldwide Ceilings:
USG Interiors, Inc.	12	17	20	31
USG International	2	5	6	8
CGC Inc. (ceilings)	3	4	5	7

Total	17	26	31	46

Corporate	(22)	(24)	(61)	(52)
Eliminations	6	(3)	7	(1)
Chapter 11 reorganization expenses	—	(6)	—	(8)

Total USG Corporation	88	318	183	574

*	Includes Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$380	$565
Restricted cash	—	6
Receivables (net of reserves — $19 and $16)	611	448
Inventories	369	348
Income taxes receivable	34	1,102
Deferred income taxes	74	169
Other current assets	98	69

Total current assets	1,566	2,707

Property, plant and equipment (net of accumulated depreciation and depletion — $1,188 and $1,108)	2,386	2,210
Deferred income taxes	253	187
Goodwill	358	154
Other assets	103	107

Total Assets	4,666	5,365

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	364	303
Accrued expenses	255	358
Short-term debt	—	1,065
Income taxes payable	5	38

Total current liabilities	624	1,764

Long-term debt	1,239	1,439
Deferred income taxes	12	11
Other liabilities	687	617
Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	10	9
Treasury stock	(207)	(208)
Capital received in excess of par value	2,611	2,176
Accumulated other comprehensive (loss)	(98)	(136)
Retained earnings (deficit)	(212)	(307)

Total stockholders’ equity	2,104	1,534

Total Liabilities and Stockholders’ Equity	4,666	5,365